FORM OF NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AWARD AGREEMENT
FOR THE
CARNIVAL CORPORATION
2011 STOCK PLAN
THIS AGREEMENT (the “Agreement”) is made effective as of [DATE], (hereinafter the “Grant Date”) between Carnival Corporation, a corporation organized under the laws of the Republic of Panama (the “Company”), and [FIRST_NAME] [LAST_NAME] (the “Director”), pursuant to the Carnival Corporation 2011 Stock Plan (the “Plan”).
R E C I T A L S:
WHEREAS, the Company has adopted the Plan pursuant to which awards of restricted Shares may be granted; and
WHEREAS, the Company desires to grant Director an award of restricted Shares pursuant to the terms of this Agreement and the Plan.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
DIRECTOR WILL BE DEEMED TO HAVE ACCEPTED THE TERMS AND CONDITIONS OF THIS AGREEMENT IF DIRECTOR DOES NOT OBJECT IN WRITING WITHIN TEN (10) DAYS FOLLOWING DELIVERY OF THIS AGREEMENT.
1. Grant of Restricted Stock.
Subject to the terms and conditions set forth in the Plan and in this Agreement, the Company hereby grants to Director a Restricted Stock Award consisting of [QUANTITY] Shares (the “Restricted Stock”). The Restricted Stock is subject to the restrictions described herein, including forfeiture under the circumstances described in Section 5 hereof (the “Restrictions”). The Restrictions shall lapse and the Restricted Stock shall become nonforfeitable in accordance with Section 3 and Section 5 hereof.
2. Incorporation by Reference, Etc.
The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Director and his legal representative in respect of any questions arising under the Plan or this Agreement.

3. Lapse of Restriction.
Except as otherwise provided in Section 5 hereof, the Restrictions with respect to the Restricted Stock shall lapse on the third anniversary of the Grant Date. Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.
Any shares of Restricted Stock for which the Restrictions have lapsed or been removed shall be referred to hereunder as “released Restricted Stock.”
4. Share Issuance.
Certificates or book entries evidencing the Restricted Stock shall be issued by the Company and shall be registered in Director’s name on the stock transfer books of the Company promptly after the date hereof. Subject to Section 6 hereof, the certificates or book-entry evidencing the Restricted Stock shall remain in the custody and/or subject to the control of the Company at all times prior to the date such Restricted Stock becomes released Restricted Stock. Pending the release of the Restrictions, the Committee may require the Director to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock.
5. Effect of Termination of Service.
Upon the termination of Director’s service as a member of the Board, the Restrictions on the unreleased Restricted Stock shall be released according to the following:
(a) In the event the Director’s service terminates by reason of death or Disability, the Restrictions on the Restricted Stock shall lapse on the date of Director’s death or Disability and the Restricted Stock shall become released Restricted Stock.
(b) In the event the Director’s service terminates other than by reason of death or Disability, prior to the first anniversary of the Director’s initial election to the Board, no release of Restricted Stock shall be made, and all unreleased Restricted Stock issued hereunder and all rights under this Agreement shall be forfeited.
(c) In the event the Director’s service terminates other than by reason of death or Disability, on or after the first anniversary of the Director’s initial election to the Board, the Restrictions on the Restricted Stock shall lapse (and the Restricted Stock shall become released Restricted Stock) in accordance with the schedule set forth in Section 3.
6. Rights as a Shareholder.
Director shall not be deemed for any purpose to be the owner of any Restricted Stock unless and until (i) the Company shall have issued the Restricted Stock in accordance with Section 4 hereof and (ii) the Director’s name shall have been entered as a stockholder of record with respect to the Restricted Stock on the books of the Company. Upon the fulfillment of the conditions in (i) and (ii) of this Section 6, Director shall be the record owner of the Restricted Stock unless and until such shares are forfeited pursuant to Section 5 hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights and rights to receive currently the dividends, if any, with respect to the Restricted Stock; provided, that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement. As soon as practicable following the lapse or removal of Restrictions on any Restricted Stock, the Company shall deliver the certificate representing such released Restricted Stock to the Director with the restrictive legend removed. In the event the Restricted Stock is forfeited pursuant to Section 5 hereof, the Director’s name shall be removed from the stock transfer books of the Company and all rights of the Participant to such shares and as a stockholder with respect thereto, including, but not limited to, the right to any cash dividends and stock dividends, shall terminate without further obligation on the part of the Company.
7. Restrictive Legend; Compliance with Legal Requirements.
All certificates or book entries representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CARNIVAL CORPORATION 2011 STOCK PLAN, AS AMENDED FROM TIME TO TIME, AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF [DATE], BETWEEN CARNIVAL CORPORATION AND [FIRST_NAME] [LAST_NAME], COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE OFFICES OF CARNIVAL CORPORATION.
The granting and delivery of the Restricted Stock, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the delivery of the Restricted Stock would be prohibited by law or the Company’s dealing rules, the delivery shall be delayed until the earliest date on which the delivery would not be so prohibited. Upon the expiration of the Restricted Period of any Restricted Stock, Director agrees to enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with the Plan or this Agreement.
8. Transferability.
The Restricted Stock may not, at any time prior to becoming released Restricted Stock, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Director, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, unreleased Restricted Stock may be transferred by the Director, without consideration, to a Permitted Transferee in accordance with Section 15(b) of the Plan.
9. Withholding; Section 83(b) Election.
All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the grant and/or delivery of Restricted Stock on satisfaction of the applicable withholding obligations. The Company, Carnival plc or any Affiliate of the Company or Carnival plc has the right, but not the obligation, to withhold or retain any Restricted Stock or other property deliverable to the Director in connection with the Award of Restricted Stock or from any compensation or other amounts owing to the Director the amount (in cash, Shares or other property) of any required tax withholding in respect of the

Restricted Stock and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Director may make an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock and, if he does so, he shall timely notify the Company of such election and send the Company a copy thereof. Director shall be solely responsible for properly and timely completing and filing any such election.

10.    UK Income Tax Election.
(a) If the Director is a resident of the UK, the Director and the Company agree that if either of them so elects, they will each enter into an irrevocable election either jointly or separately pursuant to section 431 of the UK Income Tax (Earnings and Pensions) Act 2003 (in such form as is approved by the Commissioners for Her Majesty's Revenue and Customs) not later than 14 days after the Grant Date of this award of Restricted Shares.
(b) Upon the expiration of the Restricted Period of any Restricted Shares, the Director agrees to enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with the Plan or this Agreement.
11.    Clawback/Forfeiture.
Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by Director and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of any income or gain realized on the vesting of the Restricted Stock or the subsequent sale of shares of released Restricted Stock with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Director, then the Director agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify the Director of such additional provision.
12. Miscellaneous.

(a)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Director, at the Director’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
(c)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon Director any right to continue to serve as a member of the Board or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge Director at any time for any reason.
(e)Bound by Plan. Director acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan
(f)Beneficiary. In the event of the Participant’s death, any Shares that vest pursuant to Section 3(b) of this Agreement will be issued to the legal representative of the Participant’s estate.
(g)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on Director and the beneficiaries, executors, administrators, heirs and successors of Director.
(h)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 14 of the Plan.
(i)Governing Law; JURY TRIAL WAIVER. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE

EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(j)Data Protection. The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose the Participant’s Personal Information for the purpose of implementing, administering and managing your participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice the Participant previously received. (The Participant should contact ownership@carnival.com if he or she would like to receive another copy of this notice.) For example, the Participant’s Personal Information may be directly or indirectly transferred to Equatex AG or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan
(k)Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and the Participant’s country, which may affect the Participant’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and the Participant’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant should speak to the Participant’s personal advisor on this matter.
(l)Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from the Participant’s participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant’s personal legal advisor on this matter
(m)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

(n)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement
(o)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.
CARNIVAL CORPORATION

By:  /s/ Jerry Montgomery
Jerry Montgomery
Chief Human Resources Officer